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                          December 31, 2020

       Frank Igwealor
       Chief Executive Officer
       Video River Networks, Inc.
       370 Amapola Ave
       Suite 200-A
       Torrance, CA 90501

                                                        Re: Video River
Networks, Inc.
                                                            Form S-1
                                                            Filed December 21,
2020
                                                            File No. 333-251539

       Dear Mr. Igwealor:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Stacie
Gorman at 202-551-3585 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Real Estate & Construction